Exhibit 99.1

Allarity Therapeutics to be Granted European Patent for DRP® Companion Diagnostic for Stenoparib

-	European Patent Office to grant a patent for DRP® companion diagnostic for Allarity’s stenoparib cancer therapy
-	Patent applications for the Stenoparib DRP® are also pending in the US, Japan, China, Australia, and India

Boston (October 22, 2024) — Allarity Therapeutics, Inc. (“Allarity” or the “Company”) (NASDAQ: ALLR), a clinical-stage pharmaceutical company dedicated to developing personalized cancer treatments using its proprietary, drug-specific patient selection technology, today announced that the European Patent Office (EPO) has issued a formal notice of its intention to grant a patent for Allarity’s Drug Response Predictor (DRP®) companion diagnostic specific to stenoparib, the Company’s dual-targeted PARP/Tankyrase inhibitor.

This patent represents a significant step forward in securing Allarity’s market position for stenoparib and the Stenoparib DRP companion diagnostic, which identifies patients most likely to derive clinical benefit from stenoparib treatment.

Thomas Jensen, CEO of Allarity Therapeutics, commented, “As we advance our clinical program for stenoparib, we are also focused on securing patents in key markets to pave the way for potential future commercialization. Though our main focus is to first achieve regulatory approval in the US for both stenoparib and its DRP companion diagnostic, we strongly believe stenoparib has the potential to help ovarian cancer patients worldwide. Therefore, knowing that the EPO intends to grant us a European patent for the Stenoparib DRP is an important step towards securing the foundation for an international market position for stenoparib and its companion diagnostic."

Patent applications for the Stenoparib DRP companion diagnostic are also pending in the United States, Japan, China, Australia, and India. Allarity has previously been granted 17 patents for drug-specific DRPs, including eight in the United States.

About Stenoparib

Stenoparib is an orally available, small-molecule, dual-targeted inhibitor of PARP1/2 and Tankyrase 1 and 2. At present, tankyrases are attracting significant attention as emerging therapeutic targets for cancer, principally due to their role in regulating the Wnt signaling pathway. Aberrant Wnt/β-catenin signaling has been implicated in the development and progression of numerous cancers. By inhibiting PARP and also blocking Wnt pathway activation, stenoparib’s unique therapeutic action shows potential as a promising therapeutic. Allarity has exclusive global rights for the development and commercialization of stenoparib, which was originally developed by Eisai Co. Ltd. and was formerly known under the names E7449 and 2X-121.

About the Drug Response Predictor – DRP® Companion Diagnostic

Allarity uses its drug-specific DRP® to select those patients who, by the gene expression signature of their cancer, are found to have a high likelihood of benefiting from a specific drug. By screening patients before treatment, and only treating those patients with a sufficiently high, drug-specific DRP score, the therapeutic benefit rate may be significantly increased. The DRP method builds on the comparison of sensitive vs. resistant human cancer cell lines, including transcriptomic information from cell lines combined with clinical tumor biology filters and prior clinical trial outcomes. DRP is based on messenger RNA expression profiles from patient biopsies. The DRP® platform has proven its ability to provide a statistically significant prediction of the clinical outcome from drug treatment in cancer patients dozens of clinical studies (both retrospective and prospective). The DRP platform, which can be used in all cancer types and is patented for more than 70 anti-cancer drugs, has been extensively published in the peer-reviewed literature.

About Allarity Therapeutics

Allarity Therapeutics, Inc. (NASDAQ: ALLR) is a clinical-stage biopharmaceutical company dedicated to developing personalized cancer treatments. The Company is focused on development of stenoparib, a novel PARP/Tankyrase inhibitor for advanced ovarian cancer patients, using its DRP® companion diagnostic for patient selection in the ongoing phase 2 clinical trial, NCT03878849. Allarity is headquartered in the U.S., with a research facility in Denmark, and is committed to addressing significant unmet medical needs in cancer treatment. For more information, visit www.allarity.com.

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Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the anticipated clinical advancement of stenoparib in treating advanced ovarian cancer, its potential to deliver meaningful clinical outcomes for patients, and the Company’s strategy to seek regulatory approval based on the results from ongoing clinical trials. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, potential challenges in securing sufficient capital for continued clinical operations, uncertainties regarding the interpretation of clinical trial results, the risk that positive initial data may not be confirmed in larger studies, delays or failures in obtaining necessary regulatory approvals, and challenges in bringing stenoparib or other candidates to the market. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our Form S-1 registration statement filed on October 30, 2023, as amended and our Form 10-K annual report on file with the Securities and Exchange Commission (the “SEC”), available at the SEC’s website at www.sec.gov, and as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the SEC. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

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Company Contact:
investorrelations@allarity.com

Media Contact:
        Thomas Pedersen
        Carrotize PR & Communications
        +45 6062 9390
        tsp@carrotize.com